UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*



Tarena International, Inc.
(Name of Issuer)


American depositary shares,
one of which represents one Class A ordinary shares
, par value $0.001 per share
(Title of Class of Securities)


876108101
(CUSIP Number)


April 26, 2016
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[  ]      Rule 13d-1(b)

	[X ]      Rule 13d-1(c)

	[  ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia VI, L.P.

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,639,577 ADS



07.  Sole Dispositive Power


0

8.  Shared Dispositive Power

5,639,577 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

5,639,577 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	12.82%*

12.	Type of Reporting Person

	PN

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.

CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia V Co-Investment Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	British Virgin Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


225,741 ADS



07.  Sole Dispositive Power


0

8.  Shared Dispositive Power


225,741 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

225,741 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	0.51%*

12.	Type of Reporting Person

        CO

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.

CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	OAVI Holdings, L.P.

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,639,577 ADS

0

7.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,639,577 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

	5,639,577 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	12.82%*

12.	Type of Reporting Person

	HC

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia VI GP, Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:


05.  Sole Voting Power


0

6.  Shared Voting Power


5,639,577 ADS



07.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,639,577 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

	5,639,577 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	12.82%*

12.	Type of Reporting Person

	HC

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia V Group Management, Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,639,577 ADS


0
7.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,639,577 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

5,639,577 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	12.82%*

12.	Type of Reporting Person

	HC

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Orchid Asia V Group, Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Cayman Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,639,577 ADS

7.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,639,577 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

5,639,577 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	12.82%*

12.	Type of Reporting Person

	HC

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	AREO Holdings Limited

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	British Virgin Islands


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,865,318 ADS

0

7.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,865,318 ADS


9. 	Aggregate Amount Beneficially Owned By Each Reporting Person

5,865,318 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	13.33%*

12.	Type of Reporting Person

	HC

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.


CUSIP NO. 876108101

1.	Name Of Reporting Persons
 	I.R.S. Identification Nos. of above persons (entities only)

	Ms. Lam Lai Ming

2.	Check The Appropriate Box if a Member of a Group

	(a) [  ]          (b)  [  ]		N/A

3.	SEC Use Only

4.	Citizenship or Place of Organization:

	Hong Kong


Number Of Shares Beneficially Owned

By Each Reporting

Person With:

0
5.  Sole Voting Power


0

6.  Shared Voting Power


5,865,318 ADS

0

7.  Sole Dispositive Power


0

8.  Shared Dispositive Power


5,865,318 ADS


09. 	Aggregate Amount Beneficially Owned By Each Reporting Person

5,865,318 ADS

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
		[  ]

	N/A

11.	Percent of Class Represented by Amount in Row (9)

	13.33%*

12.	Type of Reporting Person

	IN

*Calculated using number of outstanding Class A ordinary share of 43,988,425 as reported to be outstanding in the Issuer's Form 20-F filed with the Securities Exchange Commission on April 26, 2016.




Item 1.

	(a)	Name of Issuer:

		Tarena International, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

Suite 10017, Building E, Zhongkun Plaza, A18 Bei San Huan
West Road, Haidian 100098, China

Item 2.

	(a)	Name of Person Filing:

	This Schedule 13G is being filed jointly by:

(i) Orchid Asia VI, L.P., a Cayman Islands exempted limited partnership;

(ii) Orchid Asia V Co-Investment Limited, a British Virgin Islands company;

(iii) OAVI Holdings, L.P., a Cayman Islands exempted limited partnership;

(iv) Orchid Asia VI GP, Limited, a Cayman Islands exempt company;

(v) Orchid Asia V Group Management, Ltd., a Cayman Islands exempted company;

(vi) Orchid Asia V Group, Limited, a Cayman Islands exempted company;

(vii) AREO Holdings Limited, a British Virgin Islands company;

and (viii) Ms. Lam Lai Ming, a citizen of Hong Kong.

	(b)	Address of Principal Business Offices or, if none, Residence:

	The Principal Business Office of Orchid Asia VI, L.P.,

Orchid Asia V Co-Investment Limited,

OAVI Holdings, L.P.,

Orchid Asia VI GP, Limited,

Orchid Asia V Group Management, Ltd.,

Orchid Asia V Group, Limited,

AREO Holdings Limited is

Suites 6211-12, 62nd Floor, The Center, 99 Queen's Road, Central, Hong Kong.

	The Resident address of Ms. Lam Lai Ming is Flat A on

43Floor of South Tower 8, Resident Bel-Air, Island South,

38 Bel-Air Avenue, Hong Kong.

	(c)	Citizenship

		Please see response to part (a) of this Item 2.

	(d)	Title of Class of Securities:

		American depositary shares, one of which represents

one Class A ordinary shares

	(e)	CUSIP Number:

		876108101

Item  3.  If this statement is filed pursuant to Sections 240.13d-1(b)

or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[  ]	Broker or dealer registered under Section 15 of

the Securities Exchange Act of 1934 (the "Act").

(b)	[  ]	Bank as defined in Section 3(a)(6) of the Act.

(c)	[  ]	Insurance company as defined in Section 3(a)(19)

of the Act.

(d)	[  ]	Investment company registered under Section 8

of the Investment Company Act of 1940.

(e)	[  ]	An investment advisor in accordance with

Section 240.13d-1(b)(1)(ii)(E).

(f)	[  ]	An employee benefit plan or endowment fund

in accordance with Section 240.13d-1(b)(1)(ii)(F).

(g)	[  ]	A parent holding company or control person

in accordance with Section 240.13d-1(b)(1)(ii)(G).

(h)	[  ]	A savings association as defined in Section 3(b)

of the Federal Deposit Insurance Act.

(i)	[  ]	A church plan that is excluded from the definition

of an investment company under Section 3(c)(14)

of the Investment Company Act of 1940.

(j)	[  ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.	  Ownership.

	(a)	Amount beneficially owned:

		(i)	Orchid Asia VI, L.P.1				5,639,577 ADS
		(ii)	Orchid Asia V Co-Investment Limited2		225,741 ADS
		(iii)	OAVI Holdings, L.P.3				5,639,577 ADS
                (iv)	Orchid Asia VI GP, Limited4			5,639,577 ADS
		(v)	Orchid Asia V Group Management, Ltd.5		5,639,577 ADS
		(vi)	Orchid Asia V Group, Limited6			5,639,577 ADS
		(vii)	AREO Holdings Limited7				5,865,318 ADS
		(viii)	Ms. Lam Lai Ming8				5,865,318 ADS

	Items (b) and (c):

Please see items 1 and 2-9 of the cover pages to this filing.

Item 5.  Ownership of Five Percent or Less of a Class.

	Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

	Not applicable

Item 7.  Identification and Classification of the Subsidiary Which

Acquired the Security Being Reported on By the Parent Holding Company.

See Exhibit A

Item 8.  Identification and Classification of Members of the Group

	Not applicable

Item 9.  Notice of Dissolution of Group

	Not applicable

Item 10. Certification

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief,

 I certify that the information set forth in this statement is true,

complete and correct.

Date:  April 26, 2016

ORCHID ASIA VI, L.P.



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




ORCHID ASIA V CO-INVESTMENT LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Director




OAVI HOLDINGS, L.P.



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative



ORCHID ASIA VI GP, LIMITED




By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative



ORCHID ASIA V GROUP MANAGEMENT LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




ORCHID ASIA V GROUP, LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




AREO HOLDINGS LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative






MS. LAM LAI MING

/s/ Veronica Lam Lai Ming



Joint Filing Agreement

	The undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

	IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 26th day of April, 2016.

ORCHID ASIA VI, L.P.



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




ORCHID ASIA V CO-INVESTMENT LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Director




OAVI HOLDINGS, L.P.



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative



ORCHID ASIA VI GP, LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative



ORCHID ASIA V GROUP MANAGEMENT LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




ORCHID ASIA V GROUP, LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative




AREO HOLDINGS LIMITED



By:
/s/ Gabriel Li

Name:
Gabriel Li

Title:
Authorized Representative






MS. LAM LAI MING

/s/ Veronica Lam Lai Ming


EXHIBIT A

	Orchid Asia VI, L.P. and Orchid Asia V Co-Investment
Limited are part of Orchid Asia V Group, Limited, an investment complex that focuses on companies in Asia and China in particular.

	OAVI Holdings, L.P. is the general partner of Orchid Asia VI, L.P. Orchid Asia VI GP, Limited is the general partner of OAVI Holdings, L.P. which is in turn a wholly-owned subsidiary of Orchid Asia V Group Management Limited. Orchid Asia V Group Management Limited is a wholly-owned subsidiary of Orchid Asia V Group, Limited. AREO Holdings Limited is controlling shareholder of Orchid Asia V Group, Limited, and is wholly-owned by Ms. Lam Lai Ming.

	AREO Holdings Limited is also controlling shareholder of Orchid Asia V Co-Investment Limited.

1 	Orchid Asia VI, L.P. beneficially owns 5,639,577 ADS,
which represents 5,639,577 Class A ordinary shares

2 	Orchid Asia V Co-Investment Limited beneficially owns
225,741 ADS, which represents 225,741 Class A ordinary shares

3 	OAVI Holdings, L.P. is the general partner of Orchid Asia VI, L.P.
and thus may be deemed to share the power to vote and dispose or direct the disposition of such ordinary shares held by Orchid Asia VI, L.P.

4 	Orchid Asia VI GP, Limited is the general partner of
OAVI Holdings, L.P. and thus may be deemed to share the power to vote and dispose or direct the disposition of such ADS held by Orchid Asia VI, L.P.

5 	Orchid Asia V Group Management Limited wholly-owns
Orchid Asia VI GP, Limited and thus may be deemed to share the power to vote and dispose or direct the disposition of such ADS held by Orchid Asia VI, L.P.

6 	Orchid Asia V Group, Limited wholly-owns Orchid Asia
V Group Management Ltd. and thus may be deemed to share the power to vote and dispose or direct the disposition of such ADS held by Orchid Asia VI, L.P.

7 	As described further in Exhibit A, AREO Holdings Limited is
controlling shareholder of Orchid Asia V Group, Limited and
Orchid Asia V Co-Investment Limited and thus may be deemed to share the power to vote and dispose or direct the disposition of the 5,865,318 ADS.

8 	As described further in Exhibit A, Ms. Lam Lai Ming is the
sole shareholder of AREO Holdings Limited. As such, Ms. Lam Lai Ming may be deemed to share the power to vote and dispose or direct the disposition of 5,865,318 ADS.